 State of Florida                                                                                                                                      Rev. 133C8A6

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is made as of this 01 day of January, 2018 (the “Effective Date”), by and among OBITX, Inc., a Florida corporation located at 4720 Salisbury Road, Jacksonville, FL 32256 (the “Company”) and Paul Rosenberg (the “Shareholder”).

ARTICLE I

PURPOSE

1. Shares. The Company wishes to sell shares to Shareholder as outlined in Schedule A of this Agreement. All Shares owned by the Shareholder or acquired in the future by Shareholder shall be subject to this Agreement.

2. Purpose. The Shareholder has entered into this agreement with respect to the management and supervision of the Company.

ARTICLE II

MANAGEMENT

1. Board of Directors. Shareholder shall have the right to sit on the Board or appoint a member to the Board. The Board shall not be obligated to hold annual, regular or special meetings.

2. Authority of Directors. The Board may perform acts as specified in the Operating Agreement of the Company.

3. Purchase Price. Shareholder shall pay the Company $100,000.00 (USD), at a per share price of $0.10 per share, to purchase the shares outlined in Schedule A of this Agreement.

4. Expenses. All expenses in connection with the management and organization of the Company will be paid by the Company.

5. Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions. The Company shall maintain at its principal office the following: (a) the full name and last known business or residence address of each Shareholder; (b) records detailing all capital accounts, including entries for contributions and distributions, ownership interest, and percentage ownership; (c) a copy of the articles of formation of the Company and any and all amendments;

(d) copies of all federal ,state, and local income tax or returns and reports for the six most recent taxable years; (e) a copy of this Agreement and any amendments; (f) copies of financial statements of the Company for the six most recent fiscal years; (g) the books or records as related to the internal affairs of the Company; and (h) true and full information regarding the status of the business and financial conditions of the Company.

ARTICLE III

DISTRIBUTION OF PROFITS AND LOSSES

1. Profits/Losses. For accounting and tax purposes, net profits or net losses shall be determined in congruence with the Operating Agreement of the Company. Profits and losses will be distributed in proportion to each Shareholder’s percentage or ownership interest in the Company as set forth in the Operating Agreement of the Company.

2. Distributions. The Company shall distribute net income in congruence with the Operating Agreement of the Company or, if determined as necessary by the Board, at more frequent intervals.

ARTICLE IV

PREEMPTIVE RIGHTS

1. Restrictions on Transfer. No Shares shall be sold, transferred, or pledged other than in accordance with the terms of this Agreement.

2. Involuntary Transfers. Upon the occurrence of any of the following events (1) the death of a Shareholder; (2) the total mental or physical disability of a Shareholder; (3) the termination of a Shareholder’s employment with the Company; or (4) the bankruptcy or insolvency of a Shareholder, the Company shall redeem or purchase for cancellation all of the Shares owned by the withdrawing Shareholder within sixty (60) days from the date of the event.

3. Right of First Refusal. If any Shareholder intends to sell or transfer any Shares, such Shareholder shall first offer to the Company the option to purchase the offered Shares at the price and in accordance to the same terms being offered to the third party. The Company shall have 30 days to exercise this right of first refusal. If the Company elect to purchase less than all of the offered Shares, the offering Shareholder may sell any remaining Shares to the third party.

4. Certificates. All certificates representing the Shares now owned or hereafter acquired by each Shareholder shall have the following legend conspicuously printed on its face:

“The shares represented by this certificate are subject to certain restrictions contained in a Shareholder Agreement among the Company and the Shareholders. A copy of the Shareholder Agreement is on file at the principal office of the Company.”

ARTICLE V

TERM AND TERMINATION

1. Term. This Agreement shall be effective and binding upon the parties as of the Effective Date.

2. Termination. This Agreement will terminate in the event one of the following occurs:

(A)  death or incapacity of all of the Shareholders;

(B)  bankruptcy, receivership or dissolution of the Company; or

(C)  a single Shareholder becoming the owner of all of the Shares

ARTICLE VI

MISCELLANEOUS

1. Amendments. This Agreement may be amended or modified only by a written agreement signed by all of the parties.

2. Notices. Any notice or other communication given or made to any party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the Company at the address stated above and to the Shareholders at the address in the Company’s records.

3. No Waiver.  No party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by any party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

4. Assignment.  No party hereto shall have the right to assign its rights or delegate its duties hereunder without the written consent of the other parties, which consent shall not be unreasonably withheld.

5. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns.

7. Headings. The section headings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Agreement.

8. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, not including its conflicts of law provisions.

9. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same document.

11. Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes and cancels all prior agreements of the parties, whether oral or written, with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OBITX, Inc.		Alex Mardikian, CEO
Company Name	Representative Signature	Representative Name and Title

Paul Rosenberg
Shareholder Signature	Shareholder Full Name

SCHEDULE A

Name	Number of shares
Paul Rosenberg	1,000,000